Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) of Invitation Homes Inc. and the related Joint Proxy Statement/Information Statement and Prospectus of Invitation Homes Inc. and Starwood Waypoint Homes (formerly Colony Starwood Homes) and to the incorporation by reference therein of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedules of Starwood Waypoint Homes, and the effectiveness of internal control over financial reporting of Starwood Waypoint Homes, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 6, 2017